THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
WARRANT TO PURCHASE STOCK

Company:	INNERWORKINGS. INC.,
a Delaware corporation
Number of Shares:	1,335,337 shares, plus the Additional Shares (defined below), as applicable
Class of Stock:	Common Stock
Warrant Price:	$0.01 per share, subject to adjustment per Section 2.2.3
Issue Date:	July 16, 2019
Expiration Date:	July 16, 2024
THIS WARRANT TO PURCHASE STOCK (THIS "WARRANT") CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, MACQUARIE US TRADING LLC, or its permitted assignee ("Holder") is entitled to purchase the number of fully paid and non-assessable shares of the class of securities (the "Shares") of INNERWORKINGS, INC. (the "Company") at the Warrant Price of $0.01 per share, all as set forth above and as adjusted pursuant to the terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. Capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in that certain Loan and Security Agreement, dated as of July 16, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), by and among the Company, the financial institutions from time to time party thereto (collectively, the "Lenders"), TCW Asset Management Company LLC, as Agent for the Lenders (in such capacity, “Agent”), and the other parties thereto.
ARTICLE 1
EXERCISE
1.1    Conditions to Exercise.
(a)    This Warrant shall be fully vested and exercisable for 1,335,337 shares of the Company's Common Stock (subject to adjustment as provided herein) (the “Initial Shares”) in whole or in part at any time on or after the First Quarter Reporting Period End Date until the Expiration Date. For purposes of this Warrant, the term "First Quarter Reporting Period End Date" means the date which is 10 days after the earlier of (x) the date that the Company delivers its financial statements for the Fiscal Quarter ending March 31, 2020 to the Agent under Section 10.1.2(b) of the Loan Agreement and (y) May 15, 2020.
(b)    In addition to the Initial Shares, if either (x) the Total Leverage Ratio as of March 31, 2020 for the four (4) consecutive Fiscal Quarter period then ended is greater than 4.25 to 1.00 or (y) the Company fails to deliver financial statements to the Agent as required by Section 10.1.2(b) of the Loan Agreement for the Fiscal Quarter ending March 31, 2020, then from the First Quarter Reporting Period End Date through the Expiration Date, this Warrant shall also be exercisable for an additional 2.49% of the Company's Common Stock calculated on a fully-diluted basis (and, for the avoidance of doubt, taking into account the shares of Common Stock issuable under Section 1.1(a) for purposes of such calculation), subject to adjustment as provided herein (such shares, the “Additional Shares”). For the avoidance of doubt, the Company acknowledges that the intent of this Warrant is to provide 4.99% of the common equity calculated on a fully-diluted basis to the Holder if the Additional Shares become issuable hereunder.
(c)    In the event that the Total Leverage Ratio is less than 4.00 to 1.00 at any time between April 1, 2020 and March 31, 2021 (the “Buyback Period”) (based on financial statements delivered to Agent pursuant to the terms of the Loan Agreement, and calculated on a pro forma basis factoring in the repurchase described in this Section 1.1(c)), then on any day during the Buyback Period, the Company shall be permitted, upon five (5) Business Days prior written notice given to Holder, to repurchase either (x) any portion of the Warrant not yet exercised and/or (y) any shares of Common Stock received from the Company pursuant to prior exercise of the Warrant, in each case at the Applicable Buyback Price. For purposes of this Warrant, the term "Applicable Buyback Price" means an amount per share (applied equally whether such relates to a share potentially exercisable under a repurchased portion of the Warrant or to a previously received share being repurchased) equal to the greater of (A) the Closing Price calculated for the day on which notice of repurchase is given to the Holder, (B) $3.54 and (C) if the Additional Shares become issuable, the Closing Price on March 31, 2020. The Applicable Buyback Price shall be paid in immediately available funds to the Holder on the date stated in the repurchase notice (which shall be five (5) Business Days after the notice electing to so repurchase is given to the Holder). To the extent that the Applicable Buyback Price is not paid in full as required by the preceding sentence, and remains unpaid for two (2) Business Days following the date that notice of such non-payment is delivered to the Company, then the Company shall be deemed to have fully waived its right to exercise the repurchase rights hereunder and no transfer of the Holder's equity rights shall be deemed to occur. For the avoidance of doubt, no repurchase exercise shall be delivered or valid after the expiration of the Buyback Period.
(d)    For purposes of this Warrant, the term "Closing Price" means, for a date of determination, the last reported sale price regular way on the trading day immediately prior to such day, or, in the case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the shares of Common Stock on the day immediately prior to such date of determination, in each case as quoted on the Nasdaq stock exchange, as reported by Bloomberg Markets, or such other principal securities exchange or inter-dealer quotation system on which the shares of Common Stock are then traded.
1.2    Method of Exercise. Holder may exercise any portion of this Warrant that is exercisable by delivering a duly completed and executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company. Unless Holder is exercising the cashless exercise right set forth in Section 1.3, Holder shall also deliver to the Company a check, wire transfer (to an account designated in writing by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.
1.3    Cashless Exercise Right. In lieu of exercising this Warrant as specified in Section 1.2, Holder may from time to time, in its sole discretion, exercise this Warrant in whole or in part as to the portion of the Warrant that is exercisable and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise for the aggregate Warrant Price pursuant to Section 1.2, elect instead to receive upon such exercise the "net number" of shares of Common Stock determined according to the following formula (a "Cashless Exercise"):

X	=	Y (A – B)
A

Where:

X	=	The number of Shares to be issued to Holder
Y	=	The number of Shares being exercised under this Warrant
A	=	The Closing Price of one Share (at the date of such calculation)
B	=	The Warrant Price per share (as adjusted to the date of such calculation)

1.4    Delivery of Shares and New Warrant. Within three (3) Business Days after Holder exercises this Warrant in the manner set forth in Section 1.2 or Section 1.3 above, the Company shall deliver to Holder the Shares so acquired, provided that such Shares shall be deemed delivered upon the Company's delivery of evidence of a book-entry or similar position through The Depository Trust & Clearing Corporation or any other depository or similar functionary, credited to an account for the benefit of Holder. If this Warrant has not been fully exercised and has not expired, then unless otherwise set forth in the Notice of Exercise a new warrant representing the Shares not so acquired shall be issued to Holder.
1.5    Treatment of Warrant at Acquisition. In the event of an Acquisition, either (a) Holder shall exercise or convert this Warrant in full (or shall be deemed to so convert pursuant to the immediately following sentence) with respect to all remaining Shares for which the Warrant is then exercisable and such exercise or conversion will be deemed effective immediately prior to the consummation of such Acquisition or (b) if Holder elects in writing not to exercise or convert the Warrant, this Warrant will expire upon the consummation of such Acquisition. The Company shall provide Holder with written notice of the foregoing (together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice), which is to be delivered to Holder not less than ten (10) days prior to the closing of the proposed Acquisition and, unless the Company receives a notice in writing from Holder that it elects to have the unexercised portion of the Warrant expire, then if the Acquisition involves a price per share of Common Stock that exceeds the Warrant Price the unexercised portion of the Warrant shall be deemed to be automatically exercised pursuant to Section 1.3 immediately prior to the Acquisition.
For purposes of this Warrant, "Acquisition" shall mean: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes and any transaction effected primarily for purposes of changing the Company's jurisdiction of incorporation) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent), or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary or affiliate of the Company.
1.6    Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction of this Warrant, upon delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall, within a reasonable period of time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

ARTICLE 2
ADJUSTMENTS TO THE SHARES AND NOTIFICATION OF CERTAIN EVENTS
2.1    Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the Closing Price of a full Share.
2.2    Adjustments. Subject to the expiration of this Warrant pursuant to Section 5.1, the number and kind of shares purchasable hereunder and the Warrant Price therefor are subject to adjustment from time to time, as follows:
2.2.1    Merger or Reorganization. If at any time there shall be any reorganization, recapitalization, merger or consolidation (a "Reorganization") involving the Company (other than an Acquisition which is subject to the provisions of Section 1.5) in which shares of the Company's stock are converted into or exchanged for securities, cash or other property, then, as a part of such Reorganization, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the kind and amount of securities, cash or other property of the successor corporation resulting from such Reorganization, equivalent in value to that which a holder of the Shares deliverable upon exercise of this Warrant would have been entitled in such Reorganization if the right to purchase the Shares hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the successor corporation) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such Reorganization to the end that the provisions of this Warrant shall be applicable after the event, as near as reasonably may be, in relation to any shares or other securities deliverable after that event upon the exercise of this Warrant.
2.2.2    Reclassification of Shares. If the securities issuable upon exercise of this Warrant are changed into the same or a different number of securities of any other class or classes by reclassification, capital reorganization or otherwise (other than as otherwise provided for herein) (a "Reclassification"), then, in any such event, in lieu of the number of Shares which the Holder would otherwise have been entitled to receive, the Holder shall have the right thereafter to exercise this Warrant for a number of shares of such other class or classes of stock that a holder of the number of securities deliverable upon exercise of this Warrant immediately before that change would have been entitled to receive in such Reclassification (at the same aggregate Warrant Price as would have applied prior to such Reclassification), all subject to further adjustment as provided herein with respect to such other shares.
2.2.3    Subdivisions and Combinations. In the event that the outstanding shares of the Company's Common Stock are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of such securities, the number of Shares issuable upon exercise of the rights under this Warrant immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased, and the Warrant Price shall be proportionately decreased, and in the event that the outstanding shares of Common Stock are combined (by reclassification or otherwise) into a lesser number of shares of such securities, the number of Shares issuable upon exercise of the rights under this Warrant immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased, and the Warrant Price shall be proportionately increased.

2.2.4    No Impairment. The Company shall not, by amendment of its charter documents or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Warrant.
2.2.5    Notice of Adjustments. Upon any adjustment in accordance with this Section 2.2, the Company shall give notice thereof to the Holder, which notice shall state the event giving rise to the adjustment, the Warrant Price as adjusted and the number of securities or other property purchasable upon the exercise of the rights under this Warrant, setting forth in reasonable detail the method of calculation of each. The Company shall, upon the written request of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) such adjustments, (ii) the Warrant Price at the time in effect and (iii) the number of securities and the amount, if any, of other property that at the time would be received upon exercise of this Warrant.
2.3    Notification of Certain Events. Prior to the Expiration Date, in the event that the Company shall authorize:
2.3.1     the issuance of any dividend or other distribution on the capital stock of the Company (other than (i) dividends or distributions otherwise provided for in Section 2.2.3, or (ii) any repurchases of the Company's Common Stock), whether in cash, property, stock or other securities; or
2.3.2    the voluntary liquidation, dissolution or winding up of the Company, the Company shall send to the Holder at least ten (10) days prior written notice of the date on which a record shall be taken for any such dividend or distribution specified in clause 2.3.1 or the expected effective date of any such other event specified in clause 2.3.2. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent of the Holder.
ARTICLE 3
REPRESENTATIONS AND COVENANTS OF THE COMPANY
3.1    Representations and Warranties. The Company hereby represents and warrants to Holder that all Shares which may be issued upon the exercise of the purchase right represented by this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.
3.2    Reservation of Stock. The Company hereby represents and warrants to Holder that sufficient shares of the Company's Common Stock have been reserved and are available for issuance from its authorized and unissued shares of Common Stock for the purpose of effecting the exercise of this Warrant, and such shares will remain available at all times until the date this Warrant has been exercised in full or, if earlier, the Expiration Date.
3.3    Capitalization. Immediately prior to the issuance of this Warrant, the Company has 51,941,478 shares of Common Stock issued and outstanding, and 130,337 shares of Common Stock receivable under options, warrants and convertible securities of the Company (other than out-of-the-money options).
ARTICLE 4
INVESTMENT REPRESENTATIONS AND COVENANTS OF HOLDER
With respect to the acquisition of this Warrant and any of the Shares, Holder hereby represents and warrants to, and agrees with, the Company as follows:
4.1    Purchase Entirely for Own Account. This Warrant is issued to Holder in reliance upon Holder's representation to the Company that this Warrant and the Shares will be acquired for investment for Holder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than to a Permitted Transferee, and that Holder has no present intention of selling, granting any participation in, or otherwise distributing the same other than to a Permitted Transferee. By executing this Warrant, Holder further represents that Holder does not have any contract, undertaking, agreement or arrangement with any person, other than a Permitted Transferee, to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.
4.2    Reliance upon Holder's Representations. Holder understands that this Warrant and the Shares are not registered under the Act on the ground that the issuance of such securities is exempt from registration under the Act, and that the Company's reliance on such exemption is predicated on Holder's representations set forth herein.
4.3    Accredited Investor Status. Holder represents to the Company that Holder is an Accredited Investor (as defined in the Act).
4.4    Restricted Securities. Holder understands that this Warrant and the Shares are "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.
ARTICLE 5
MISCELLANEOUS
5.1    Term; Exercise Upon Expiration. Subject to the terms of this Warrant, including Sections 1.1 and 1.5, this Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. The Company agrees that Holder may terminate this Warrant, upon written notice to the Company, at any time in its sole discretion.
5.2    Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:
THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
5.3    Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without (i) compliance with applicable federal and state securities laws by the transferor and the transferee, and (ii) if requested by Company, other than on a Permitted Transfer of this Warrant, an opinion of counsel, reasonably satisfactory to Company, to the effect that such transfer or assignment is in compliance with applicable federal and state securities laws. The Company may issue stop transfer instructions to its transfer agent in connection with the restrictions in this Section 5.3.
5.4    Transfer Procedure. Subject to the provisions of Section 5.3, (x) Macquarie US Trading LLC is permitted to transfer all or any part of this Warrant to TCW Asset Management Co. or any of its affiliated entities (collectively, "TCW"), (y) a Holder (including TCW) may transfer all or part of this Warrant to its affiliates or (z) a Holder (including TCW) may transfer all or part of this Warrant to a Participant or an Eligible Assignee (any transfer described in clauses (x), (y) or (z), a "Permitted Transfer") and such transferee (as applicable, a "Permitted Transferee") shall then be entitled to all the rights and bound by all of the obligations of the Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the transferee that exercises this Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the Holder hereof and its respective permitted successors and assigns. Any transferee shall be bound by the obligations and restrictions of this Warrant as if such transferee was the original holder hereof. The Company agrees that it will, upon the request of any transferee, issue a new warrant to such transferee (in the name of such transferee as "Holder") in the same form as this Warrant (and, if such transfer is a partial transfer of the warrant, for the applicable number of Shares as relates to the transferred portion).
5.5    Notices. All notices and other communications from the Company to Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or sent via a nationally recognized overnight courier service, fee prepaid, or on the first Business Day after transmission by electronic mail, at such address or electronic mail address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time. Effective upon the receipt of the executed Warrant, all notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:
Macquarie US Trading LLC
Attn: Joseph Cerrone
125 West 55th Street, 20th Floor
New York , NY 10019
E-mail: joseph.cerrone@macquarie.com

All notices to the Company shall be addressed as follows:
Innerworkings, Inc.
Attn: Bridget Freas
203 N LaSalle Street, Suite 1800
Chicago, IL 60601
E-mail: bfreas@inwk.com

With a copy to:

Innerworkings, Inc.
Attn: Oren Azar
203 N LaSalle Street, Suite 1800
Chicago, IL 60601
E-mail: oazar@inwk.com

5.6    Amendments; Waiver. This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.
5.7    Attorneys' Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs reasonably incurred in such dispute, including reasonable and documented attorneys' fees.
5.8    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

5.9    Public Disclosure. The Company shall file a copy of this Warrant with the U.S. Securities and Exchange Commission ("SEC"), within the time periods required by applicable SEC rules and regulations, in order to comply with its obligations under federal securities laws.
5.10    Rights as a Stockholder. No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed the holder of Shares or any other securities of the Company which may at any time be issuable upon the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Warrant shall have been exercised as provided herein.
5.11    Counterparts; Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.
5.12    Registration Rights.
(a)    If, at any time and from time to time, the Company proposes to register any of its shares of Common Stock under the Securities Act in connection with an underwritten public offering of such shares of Common Stock, then the Company will promptly give notice to the Holder of its intention to do so. Upon the request of the Holder received within ten (10) days after receipt of any such notice from the Company, the Company will cause the Holder's interest in the Shares to be registered under the Securities Act and registered or qualified, as the case may be, under any state securities laws; provided, however, that the obligation to give such notice and to cause such registration shall not apply to any registration (a) on Form S-8 (or any successor form), (b) of solely a dividend reinvestment plan, (c) for the sole purpose of offering registered securities to another Person in connection with the acquisition of assets or capital stock of such Person or in connection with a merger, consolidation, combination or similar transaction with such Person, (d) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Shares, or (e) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered. In connection with any underwritten offering of securities on behalf of the Company or any other holders of the Company's capital stock, the Company is not required to include any interest in the Warrant or Shares held by the Holder unless the Holder agrees to the reasonable and customary terms of the underwriting; provided, however, that the total indemnification or other liability of the Holder thereunder shall be limited to the aggregate net cash proceeds received by the Holder from the sale of the Holder's interest in the Shares in such offering. The Company will include in any registration effected pursuant to this Section 5.12(a) (i) first, securities offered to be sold by the Company and by any holder of demand registration rights that is exercising such rights in connection with such registration, (ii) second, any interest in the Shares of the Holder requesting piggyback registration rights hereunder, in each case pro rata based on the number of Shares issued or issuable under the Warrant thereby (in such quantity as will not, in the written opinion of the underwriters, jeopardize the success of the offering), and (iii) third, any other securities requested to be included in such registration (in such quantity as will not, in the written opinion of the underwriters, jeopardize the success of the offering).
(b)    The Company will pay all Registration Expenses in connection with all registrations (which, for purposes of this Section 5.12, shall include any qualifications, notifications and exemptions) under this Section 5.12. "Registration Expenses" means all expenses incident to the Company's performance of or compliance with Section 5.12, including, without limitation, all registration and filing fees (including fees of the SEC a national stock exchange or national securities market), all fees and expenses of complying with state securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities. For the avoidance of doubt, “Registration Expenses” shall not include any underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Shares, and fees and disbursements of counsel for any Holder.
[signature on following page]

INNERWORKINGS, INC.

By:	/s/ Donald W. Pearson
Name:	Donald W. Pearson
Title:	Executive Vice President and Chief Financial Officer

Accepted and Agreed:

MACQUARIE US TRADING LLC

By:	/s/ Joshua Karlin
Name:	Joshua Karlin
Title:	Authorized Signatory

By:	/s/ Anita Chiu
Name:	Anita Chiu
Title:	Authorized Signatory

[Signature Page to Warrant]

APPENDIX I
NOTICE OF EXERCISE
Reference is made to that certain Warrant to Purchase Stock, dated July 16, 2019, issued by InnerWorkings, Inc. to [HOLDER] (the "Warrant").
1.    The undersigned hereby elects to purchase          shares of the Common Stock of InnerWorkings, Inc. pursuant to the terms of the Warrant. [As the Warrant is not fully exercised and has not expired, the Company will issue to Holder a new warrant representing the Shares not acquired. –IF APPLICABLE AND IF THE ELECTION NOT TO RECEIVE A NEW WARRANT DESCRIBED IN THE FIRST SENTENCE OF PARAGRAPH 3 DOES NOT APPLY]
2.    [IF APPLICABLE - The undersigned elects to make a Cashless Exercise (as such term is defined in the Warrant) in the manner detailed in Section 1.3 of the Warrant.]
3.    [The Warrant shall remain in full force and effect with respect to any Shares that remain exercisable under the Warrant following the exercise evidenced by this Notice of Exercise. - IF APPLICABLE AND IF THE ELECTION TO RECEIVE A NEW WARRANT DESCRIBED IN THE LAST SENTENCE OF PARAGRAPH 1 DOES NOT APPLY.] The Warrant shall [also] apply to the shares receivable pursuant to this Notice of Exercise to the extent expressly set forth in the provisions of the Warrant.
4.    Please issue the shares receivable pursuant to this Notice of Exercise [(taking into account the Cashless Exercise)] in the name of the undersigned; payment for any fractional shares owed pursuant to Section 2.1 of the Warrant should also be paid to the undersigned.
5.    The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

[HOLDER]

_______________________
(Signature)
_______________________
(Name and Title)

Dated: ________, 20__